EXHIBIT 10.21

Description of Compensation Arrangements for Independent Directors

On March 25, 2003, the Board of Directors of the Company approved compensation arrangements for directors who do not serve as officers or employees of Viacom Inc. or the Company, the terms of which are as follows:

1.	Annual Retainer. Directors who do not serve as officers or employees of Viacom Inc. or the Company are entitled to receive an annual retainer fee of $50,000 for membership on the Company’s Board of Directors. Of this amount, $25,000 is paid in the Company’s Class A Common Stock that is non-transferable for one year after it is paid. The other $25,000 is paid in cash.

2.	Meeting Fee. Directors who do not serve as officers or employees of Viacom Inc. or the Company are also entitled to a per meeting fee of $2,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each committee meeting if such meeting is held on a different day from the day of a meeting of the Board of Directors.

3.	Retainer for Committee Chairs. In addition to the compensation set forth above, the Chair of the Audit Committee is entitled to receive an annual retainer fee of $7,500 and the Chair of the Senior Executive Compensation Committee is entitled to receive an annual retainer fee of $5,000.